SEC Reporting/R&R Form S-3/Warrant Amendment Exhibit 10.14
EXHIBIT 10.14
          AMENDMENT NO. 1 TO WARRANT AGREEMENT BETWEEN
          PHARMHOUSE CORP. (FORMERLY S.E. NICHOLS INC.)
                 AND ROSENTHAL & ROSENTHAL, INC.


     Agreement made this 17th day of July 1996 between Pharmhouse
Corp., a New York corporation (formerly named S.E. Nichols Inc.
and hereinafter referred to as the "Company"), and Rosenthal &
Rosenthal, Inc., a New York Corporation ("R&R").

                       W I T N E S S E T H

     WHEREAS, the Company and R&R are parties to a Warrant Agreement, dated as of December 24, 1991 (the "Warrant Agreement"), pursuant to which the Company (a) issued to R&R Class A Warrants, Class B Warrants and Class C Warrants (as therein defined) to purchase (after giving effect to the 1-4.35 reverse stock split effected by the Company in April 1993, the "Reverse Split"), an aggregate of 209,195 Common Shares, $.01 par value, of the Company (the "Common Shares"), at the respective exercise prices and for the respective terms of each such Class of Warrants set forth in the Warrant Agreement (adjusted to reflect the Reverse Split) and (b) granted R&R certain rights respecting the registration of the Securities under the Act (as therein defined); and

     WHEREAS, the Class A Warrants to purchase 59,770 Common Shares expire on December 31, 1998 and the Class B Warrants to purchase 119,540 Common Shares and the Class C Warrants to purchase 29,885 Common Shares both expire on December 31, 1996; and

     WHEREAS, the Company and R&R have agreed to amend the Warrant Agreement by accelerating the Warrant Expiration Date (as defined therein) of the Class A Warrants to December 31, 1997 and extending the respective Warrant Expiration Dates of the Class B Warrants and the Class C Warrants to December 31, 1997 in consideration of the agreement by R&R not to exercise any of its demand or "piggyback" registration rights prior to January 1, 1997;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereby agree as follows:

     1. DEFINED TERMS AND REFERENCES. Except as otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Warrant
Agreement.

     2. EVIDENCE OF TERM OF CLASS B AND CLASS C WARRANTS. To evidence the acceleration to December 31, 1997 of the Warrant Expiration Date of the Class A Warrants and the extension to December 31, 1997 of the respective Warrant Expiration Dates of the Class B Warrants and Class C Warrants, the definitions of the Class A Warrants, the Class B Warrants and the Class C Warrants set forth in Section 1 of the Warrant Agreement are hereby amended to read as follows, it being understood that the number and exercise price of such warrants reflect the Reverse Split:

          "Class A Warrants" means warrants to purchase an aggregate of 59,770 Shares of the Company at an exercise price of $.1884 per Share expiring on December 31, 1997."

          "Class B Warrants" means warrants to purchase an aggregate of 119,540 Shares of the Company at an exercise price of $.435 per Share expiring on December 31, 1997."

          "Class C Warrants" means warrants to purchase an aggregate of 29,885 Shares of the Company at an exercise price of $1.914 per Share expiring on December 31, 1997."

     3. FORBEARANCE FROM EXERCISING REGISTRATION RIGHTS. In consideration of the modification of the Warrant Expiration Dates of the Class A Warrants, Class B Warrants and Class C Warrants, respectively, set forth in paragraph 2 of this Amendment, R&R hereby agrees to forbear from exercising, or seeking to exercise, its right to have any of the Securities included, on a "Demand" or "piggyback" basis, in any registration statement of the Company to be filed under the Act pursuant to the relevant provisions of Section 9 of the Warrant Agreement until the period commencing on January 1, 1997 (the "Registration Rights Forbearance"). Pursuant to the Registration Rights Forbearance, R&R hereby:

          (a) withdraws its request dated January 23, 1996, to have any of the Securities registered by the Company under the Act, and relinquishes any and all claims or causes of action against the Company arising therefrom; and

          (b) waives and relinquishes its right to include any Securities in a pending Form S-3 Registration Statement to be filed by the Company under the Act with respect to certain warrants and underlying Common Shares (issuable upon exercise of such warrants) held by Brenner Securities Corporation.

     4. EXCHANGE OF WARRANT CERTIFICATES. To implement the changes in the Warrant Registration Dates of the Class A Warrants, Class B Warrants and the Class C Warrants, respectively, provided for herein, simultaneously with and upon the execution and delivery of this Amendment, R&R shall surrender to the Company the Warrant Certificates evidencing the Class A Warrants, Class B Warrants and Class C Warrants in exchange for the issuance by the Company of new certificates evidencing the Class A Warrants, Class B Warrants and Class C Warrants which certificates reflect (a) the changes in the respective Warrant Expiration Dates of each such Class of Warrants and (b) the Reverse Split.

     5. SCOPE OF AMENDMENT. Except as expressly amended hereby, all of the provisions of the Warrant Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be duly executed as of the day and year first above written.

                                   PHARMHOUSE CORP.

                                   By: /s/ Marcie B. Davis
                                   ------------------------
                                   Title: Secretary


                                   ROSENTHAL & ROSENTHAL, INC.

                                   By: /s/ Imre J. Rosenthal
                                   -------------------------
                                   Title: Chairman